EXHIBIT 99.1

ZAP Has Record Third Quarter Electric Vehicle Shipments

Santa Rosa, CA (October 8, 2008) – Electric transportation pioneer ZAP (OTC BB: ZAAP) announces that unprecedented demand for alternative transportation has resulted in record electric vehicles shipped (unaudited) in the quarter ended September 30, 2008  for the Advanced Technology Vehicle segment. This was the best sales quarter since ZAP launched its Xebra sedan and pickup truck vehicle line in 2006.

In the quarter ended September 30, 2008, we shipped 240 Xebra vehicles as compared to 80 in the quarter ended September 30, 2007, or an increase of 160 vehicles and 200%. For the quarter ended June 30, 2008 the number of vehicles shipped was 130 as compared to 80 in the quarter ended June 30, 2007, an increase of 50 vehicles or 62%.

	Three months ended September 30,				Three months ended June 30,
	2008	2007	Increase %		2008	2007	Increase %

Xebra Vehicles Shipped	240	80	160	200%	130	80	50	62%

Within the Advanced Technology Vehicles segment, vehicle shipments of Xebras hit an all-time record in the month of September at 121 units.

ZAP CEO Steve Schneider commented that the drivers behind this dramatic growth include an increase in overseas manufacturing capabilities, continued expansion of qualified dealers, and the recent $10 million working capital credit line that accelerated production and assembly operations.

As a result of an increase in demand for electric cars and other forms of plug-in transportation, ZAP has increased its workforce by almost 30 percent since the beginning of the year, largely in its U. S. production and assembly facilities.

“While most U.S. automakers are laying off workers and facing declining sales, ZAP is experiencing record growth,” said CEO Steve Schneider said last month. “We are proud that ZAP is one of the few companies filling the need for an affordable electric car.” He added that ZAP is launching new electric vehicles in the fourth quarter.

The ZAP Xebra is rapidly expanding the niche for electric vehicle driving. Rather than designing their popular city-car simply to replace a gasoline vehicle, ZAP’s approach to the Xebra was to make an affordable, 100 percent electric vehicle for on-road use today. MSRP is $11,700 for the sedan and $12,500 on the truck. ZAP designed the Xebra primarily for in-town personal, family, businesses and fleet operation. Xebras can travel up to 40 MPH.

Satisfied owners have praised the Xebra. “The best purchase I have ever made,” writes Barbara Brown of Oregon. “I love it,” said Susan Jones of California. “I could sell one everyday,” writes Ron Harris of Colorado about all the positive reactions he gets driving around town. More customer reviews are available at: http://www.zapworld.com/zap-customers.

About ZAP

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 100,000 vehicles to consumers in more than 75 countries. ZAP is positioning its business at the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, electric, hybrid and other innovative power systems. ZAP has a joint venture called Detroit Electric to manufacture electric and hybrid vehicles with Youngman Automotive Group. Detroit Electric is developing a freeway capable electric vehicle called the ZAP Alias. Future plans for the venture are dependent upon both parties receiving outside financing. ZAP is also developing a new generation of vehicles using lithium batteries. The Company recently announced a strategic partnership with Dubai-based Al Yousuf Group to expand its international vehicle distribution. ZAP also makes an innovative, new portable energy technology that manages power for mobile electronics from cell phones to laptops. For product, dealer and investor information, visit http://www.zapworld.com.

This press release contains forward-looking statements. While these statements are made to convey to the public the Company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Whereas management believes such representations to be true and accurate based on information and data available to the Company at this time, actual results may differ materially from those described. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence upon third-party suppliers, intellectual property rights, and other risks. Many of these risk factors are set forth in the company’s periodic findings with the U.S. Securities and Exchange Commission.

Contact:

Philip A. Mickelson
ZAP Investor Relations
707-525-8658 x 207
pmickelson@zapworld.com

Alex Campbell
ZAP Media Relations
707-525-8658 x 207
acampbell@zapworld.com